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JAMES HAVEL JOINS ENTERPRISE FINANCIAL BOARD
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St. Louis, March 6, 2014. Enterprise Financial Services Corp (NASDAQ: EFSC) announced that James M. Havel has joined the Company’s board of directors. Havel currently serves as the Chief Financial Officer of Major Brands Holdings, a prominent St. Louis-based wholesaler of premium wine and spirits, craft beer and non-alcoholic beverages. He previously held senior positions at Ernst & Young LLP, including Managing Partner in two offices, Area Audit and Advisory Services Managing Partner, North American Director of Sovereign Wealth Services and Regional Director of Manufacturing Services. As an independent management consultant, Havel has also advised public and private companies on acquisitions and strategic planning.

James J. Murphy, Jr., Chairman of Murphy Company and non-executive Chairman of Enterprise Financial’s Board, said, “We are very pleased that Jim is joining our board. He brings extensive experience as a private company executive, management consultant and public accounting managing partner as well as his deep commitment to the community. We look forward to his counsel and perspective as a director.”

Havel is a CPA and holds a BS in Accounting from St. Regis University. He also is certified as a Fellow in the Life Management Institute (FLMI).

Havel is active in civic and charitable organizations, having served on the boards of the St. Louis Regional Business Council, St. Louis Sports Commission, Central Institute of the Deaf, St. Louis Zoo Foundation and Friends, United Way of St. Louis and Sheldon Theater. He’s also served on the Executive Committee of the St. Louis Council of Boy Scouts of America and Webster University Business School’s Advisory Board.

In a related announcement, the Company indicated that John Tracy will not stand for re-election to the board when his current term expires in May 2014.

Tracy is CEO of Dot Foods, the nation’s largest food re-distributor, and has served on Enterprise’s board since 2010. He has chosen not to renew his term as director due to his commitments at Dot and other business interests.

Murphy commented, “John has been a valuable contributor to our board. While we’re disappointed that he's not standing for re-election as a director, we certainly understand the demands of running a large, fast-growing company like Dot.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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